July 25, 2017	Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
+1.317.276.2000
www.lilly.com

For Release: Immediately
Refer to:     Lauren Zierke; lauren_zierke@lilly.com; (317) 277-6524 (Media)
Philip Johnson; johnson_philip_l@lilly.com; (317) 655-6874 (Investors)

Lilly Reports Second-Quarter Results

•	Second-quarter 2017 revenue increased 8 percent, driven primarily by volume growth from Trulicity, Taltz and other new pharmaceutical products, while operating expenses remained flat.

•	Second-quarter 2017 earnings per share (EPS) were $0.95 (reported), or $1.11 (non-GAAP).

•
Pipeline events included Japan marketing approval for Olumiant, an update regarding U.S. regulatory status for baricitinib, Priority Review designation for abemaciclib in the U.S. and positive Phase 3 data for galcanezumab. Recent collaborations with Nektar Therapeutics and KeyBioscience will enhance the early phase pipeline.

•	The company is providing its updated oncology research and development strategy.

•	The company has lowered 2017 reported EPS to be in the range of $2.51 to $2.61. The company has raised 2017 non-GAAP EPS to be in the range of $4.10 to $4.20.

Eli Lilly and Company (NYSE: LLY) today announced financial results for the second quarter of 2017.

$ in millions, except per share data	Second Quarter		%
	2017	2016	Change
Revenue	$5,824.3	$5,404.8	8%
Net Income – Reported	1,008.0	747.7	35%
EPS – Reported	0.95	0.71	34%

Net Income – Non-GAAP	1,177.4	908.8	30%
EPS – Non-GAAP	1.11	0.86	29%

Certain financial information for 2017 and 2016 is presented on both a reported and a non-GAAP basis. Some numbers in this press release may not add due to rounding. Reported results were prepared in accordance with generally accepted accounting principles (GAAP) and include all revenue and expenses recognized during the periods. Non-GAAP measures exclude the items described in the reconciliation tables later in the release. The company’s 2017 financial guidance is also being provided on both a reported and a non-GAAP basis. The non-GAAP measures are presented to provide additional insights into the underlying trends in the company’s business.

“Lilly delivered strong revenue growth in the second quarter, building on the momentum of Trulicity, Taltz and the other new products in our portfolio,” said David A. Ricks, Lilly’s chairman, president and CEO. “To deliver on our mission and maximize our opportunity, we have four key priorities -- launching with excellence, replenishing the pipeline, driving productivity, and building talent and capability in our core areas of focus.”

Today the company is providing an update to its oncology research and development strategy. In addition to building upon new oncology products such as Cyramza® (ramucirumab), LartruvoTM (olaratumab) and abemaciclib, Lilly will pursue new standard-of-care changing therapies that target tumor dependencies in molecularly enriched populations, build rational combinations that overcome resistance, and develop next-generation immunotherapies. Using this framework, Lilly will now focus on seven pipeline assets for priority internal development and three additional assets which are pending data from ongoing trials. The company has or will seek external partners on the other molecules in clinical development as appropriate.

Additional details will be provided in the company’s 2017 second-quarter earnings call.

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Key Events Over the Last Three Months
Regulatory

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The U.S. Food and Drug Administration (FDA) granted Priority Review designation for abemaciclib, a cyclin-dependent kinase (CDK) 4 & 6 inhibitor. The company’s submission of abemaciclib includes two indications: abemaciclib monotherapy for patients with hormone-receptor-positive (HR+), human epidermal growth factor receptor 2-negative (HER2-) advanced breast cancer who had prior endocrine therapy and chemotherapy for metastatic disease; and abemaciclib in combination with fulvestrant in women with HR+, HER2- advanced breast cancer who had disease progression following endocrine therapy.

•
The FDA granted Fast Track designation for tanezumab for the treatment of chronic pain in patients with osteoarthritis and chronic low back pain. Tanezumab, which is being studied in collaboration with Pfizer, is an investigational humanized monoclonal antibody that selectively targets, binds to and inhibits nerve growth factor.

•
The company and Incyte announced that a resubmission to the FDA for the New Drug Application (NDA) for baricitinib, a once-daily oral medication for the treatment of moderate-to-severe rheumatoid arthritis, will be delayed beyond 2017. The companies will be further discussing the path forward with the agency and evaluating options for resubmission, including the potential for an additional clinical study, as requested by the FDA. The length of time to a resubmission for the NDA will depend on which option the companies pursue and further FDA discussions, but is anticipated to be a minimum of 18 months.

•
Japan’s Ministry of Health, Labor and Welfare granted marketing approval for Olumiant® (baricitinib) 2-mg and 4-mg tablets for the treatment of rheumatoid arthritis (including the prevention of structural injury of joints) in patients with inadequate response to standard-of-care therapies. Olumiant is part of a collaboration with Incyte.

Clinical

•
The company announced that galcanezumab, an investigational treatment for the prevention of episodic and chronic migraine, met its primary endpoint in three Phase 3 studies demonstrating statistically significant reductions in the number of monthly migraine headache

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days compared to placebo at both studied doses.

•
The company announced that a Phase 3 study of Cyramza met its primary endpoint of progression-free survival, demonstrating a statistically significant improvement. The Phase 3 global, randomized, double-blinded, placebo-controlled trial is evaluating ramucirumab in combination with docetaxel in patients with locally advanced or unresectable or metastatic urothelial carcinoma whose disease progressed on or after platinum-based chemotherapy.

•
The company passed an interim analysis in a Phase 3 study of lanabecestat in patients with early Alzheimer’s disease. As a result, Lilly will make a $50 million milestone payment in the third quarter of 2017 as part of the company’s collaboration with AstraZeneca.

Business Development/Other

•
The UK Supreme Court has decided in the litigation relating to alternative salt forms of Alimta® (pemetrexed disodium) that Actavis’s products directly infringe Lilly’s vitamin regimen patents in the UK, France, Italy and Spain. The UK Supreme Court also affirmed the indirect infringement finding by the UK Court of Appeal.

•
The company entered into a settlement agreement with generic companies to resolve pending patent litigation in the U.S. District Court for the Eastern District of Virginia regarding the Cialis® (tadalafil) unit dose patent. This patent was set to expire on April 26, 2020. As part of the agreement, Cialis exclusivity is now expected to end at the earliest on September 27, 2018.

•
The company and Nektar Therapeutics announced a strategic collaboration to co-develop NKTR-358, a novel immunological therapy discovered by Nektar. NKTR-358, which achieved first human dose in Phase 1 clinical development in March of 2017, has the potential to treat a number of autoimmune and other chronic inflammatory conditions. Subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act and other customary closing conditions, Lilly expects to provide an initial payment of $150 million to Nektar in 2017.

•
The company and KeyBioscience entered into a new collaboration focused on the development of Dual Amylin Calcitonin Receptor Agonists (DACRAs), a potential new class of treatments for metabolic disorders such as type 2 diabetes. Lilly will provide an initial payment of $55 million to KeyBioscience in the third quarter of 2017.

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•	The company and Purdue University announced a strategic collaboration to conduct life science research in a five-year agreement, where Lilly will provide up to $52 million.

•
The company announced completion of a $90 million expansion of its Biotechnology Center in San Diego, California. Lilly’s new space will help foster and accelerate the discovery of medicines within the company’s core therapeutic areas of immunology, diabetes, oncology and neurodegeneration, as well as the emerging area of pain.

Second-Quarter Reported Results
In the second quarter of 2017, worldwide revenue was $5.824 billion, an increase of 8 percent compared with the second quarter of 2016. The revenue increase was driven by a 5 percent increase due to volume and a 4 percent increase due to realized prices, partially offset by a 1 percent decrease due to the unfavorable impact of foreign exchange rates. The increase in worldwide volume was largely due to 8 percent pharmaceutical growth driven by Trulicity® and other new products, including Taltz®, Basaglar®, Jardiance®, Lartruvo and Cyramza. These volume increases were partially offset by decreased volumes for Cialis, Zyprexa®, Alimta and Strattera®. The increase in realized prices was primarily driven by Cialis and Forteo®. Revenue decreased for animal health products, despite the inclusion of $78.3 million in revenue from the acquisition of Boehringer Ingelheim Vetmedica’s U.S. feline, canine and rabies vaccine portfolio.

Revenue in the U.S. increased 15 percent, to $3.324 billion, due to higher realized prices for several pharmaceutical products, primarily driven by Cialis and Forteo, and increased volume for new pharmaceutical products, driven by Trulicity, Taltz, Basaglar, Jardiance and Lartruvo. The increase in revenue was partially offset by decreased volume for several established pharmaceutical products, including Cialis and Strattera, as well as decreased revenue for animal health products.

Revenue outside the U.S. decreased 1 percent, to $2.500 billion, due to the loss of exclusivity of Zyprexa in Japan and Cymbalta® in Canada and Europe, as well as increased competition, lower realized prices and loss of exclusivity for Alimta in several countries. The unfavorable impact of

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foreign exchange rates and decreases for food and companion animal products also contributed to lower revenue. These declines were largely offset by increased volume for several new pharmaceutical products, including Trulicity and Cyramza.

Gross margin increased 8 percent, to $4.273 billion, in the second quarter of 2017 compared with the second quarter of 2016. Gross margin as a percent of revenue was 73.4 percent, an increase of 0.5 percentage points compared with the second quarter of 2016. The increase in gross margin percent was primarily due to higher realized prices and manufacturing efficiencies, partially offset by negative product mix and higher expenses to support new pharmaceutical products.

Operating expenses in the second quarter of 2017, defined as the sum of research and development, and marketing, selling and administrative expenses, remained flat at $2.958 billion. Research and development expenses decreased 6 percent, to $1.251 billion, or 21.5 percent of revenue. This decrease was driven primarily by a $100.0 million charge in the second quarter of 2016, related to a development milestone for lanabecestat, an oral beta secretase cleaving enzyme (BACE) inhibitor currently in development with AstraZeneca as a potential treatment for early Alzheimer’s disease. Marketing, selling and administrative expenses increased 5 percent, to $1.707 billion, due to increased expenses related to new pharmaceutical products, partially offset by decreased expenses related to late life-cycle products. Operating expenses were 50.8 percent of revenue in the second quarter of 2017, a reduction of 3.9 percentage points compared with the second quarter of 2016, as a result of higher revenue and flat operating expenses.

In the second quarter of 2017, the company recognized asset impairment, restructuring and other special charges of $50.0 million. The charges are primarily associated with integration costs and asset impairments related to the acquisition and integration of Novartis Animal Health. In the second quarter of 2016, the company recognized asset impairment, restructuring and other special charges of $58.0 million, composed of integration costs, severance costs and asset impairments related to the acquisition and integration of Novartis Animal Health.

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Operating income in the second quarter of 2017 was $1.264 billion, an increase of $341.1 million compared with the second quarter of 2016, primarily driven by higher gross margin.

Other income (expense) was expense of $3.9 million in the second quarter of 2017, compared with income of $21.2 million in the second quarter of 2016.

The effective tax rate was 20.0 percent in the second quarter of 2017, compared with 20.8 percent in the second quarter of 2016.

In the second quarter of 2017, net income increased 35 percent, to $1.008 billion, and earnings per share increased 34 percent, to $0.95, compared with $747.7 million and $0.71, respectively, in the second quarter of 2016. The increases in net income and earnings per share were primarily driven by higher operating income.

Second-Quarter Non-GAAP Measures
On a non-GAAP basis, second-quarter 2017 gross margin increased 9 percent, to $4.465 billion. Gross margin as a percent of revenue was 76.7 percent, an increase of 0.7 percentage points compared with the second quarter of 2016. The increase in gross margin percent was primarily due to higher realized prices and manufacturing efficiencies, partially offset by negative product mix and higher expenses to support new pharmaceutical products.

Operating expenses were 50.8 percent of revenue in the second quarter of 2017, a reduction of 3.9 percentage points compared with the second quarter of 2016, as a result of higher revenue and flat operating expenses.

Operating income increased $358.6 million, or 31 percent, to $1.509 billion in the second quarter of 2017, due to higher gross margin.

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The effective tax rate was 21.7 percent in the second quarter of 2017, compared with 22.4 percent in the second quarter of 2016.

In the second quarter of 2017, net income increased 30 percent, to $1.177 billion, and earnings per share increased 29 percent, to $1.11, compared with $908.8 million and $0.86, respectively, in the second quarter of 2016. The increases in net income and earnings per share were driven by higher operating income.

For further detail of non-GAAP measures, see the reconciliation below as well as the Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information table later in this press release.

	Second Quarter
	2017	2016	% Change
Earnings per share (reported)	$0.95	$0.71	34%
Amortization of intangible assets	.12	.11
Asset impairment, restructuring and other special charges	.03	.04
Inventory step up costs associated with the acquisition of Boehringer Ingelheim Vetmedica’s U.S. feline, canine and rabies vaccine portfolio	.01	—
Earnings per share (non-GAAP)	$1.11	$0.86	29%

Numbers may not add due to rounding.

Year-to-Date Results
For the first six months of 2017, worldwide revenue increased 8 percent, to $11.053 billion, compared with $10.270 billion in the same period in 2016. Reported net income and earnings per share were

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$897.2 million and $0.85, respectively. Net income and earnings per share, on a non-GAAP basis, were $2.217 billion and $2.10, respectively.

Year-to-Date Non-GAAP Measures
For further detail of non-GAAP measures, see the reconciliation below as well as the Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information table later in this press release.

	Year-to-Date
	2017	2016	% Change
Earnings per share (reported)	$0.85	$1.12	(24)%
Acquired in-process research and development	.81	—
Amortization of intangible assets	.23	.22
Asset impairment, restructuring and other special charges	.19	.16
Inventory step up costs associated with the acquisition of Boehringer Ingelheim Vetmedica’s U.S. feline, canine and rabies vaccine portfolio	.02	—
Venezuela charge	—	.19
Earnings per share (non-GAAP)	$2.10	$1.69	24%
Numbers may not add due to rounding.

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Select Revenue Highlights
(Dollars in millions)	Second Quarter			Year-to-Date
Established Pharmaceutical Products	2017	2016	% Change	2017	2016	% Change
Humalog®	$678.4	$701.9	(3)%	$1,386.8	$1,308.2	6%
Cialis	627.3	630.5	(0)%	1,160.9	1,207.2	(4)%
Alimta	532.9	607.1	(12)%	1,022.8	1,171.3	(13)%
Forteo	446.7	367.6	22%	794.2	686.3	16%
Humulin®	357.8	332.3	8%	672.3	688.7	(2)%
Strattera	186.6	224.6	(17)%	382.8	412.7	(7)%
Cymbalta	206.6	236.5	(13)%	381.2	435.2	(12)%
Erbitux®	159.1	180.6	(12)%	313.5	348.6	(10)%
Zyprexa	140.8	210.7	(33)%	288.3	423.4	(32)%
Effient®	142.9	135.1	6%	270.7	266.6	2%

New Pharmaceutical Products
Trulicity	480.2	201.3	139%	853.1	344.9	147%
Cyramza	186.3	147.0	27%	357.6	278.0	29%
Taltz	138.7	19.3	618%	235.4	19.3	1,118%
Jardiance(a)	103.2	40.1	157%	177.1	78.3	126%
Basaglar	86.6	16.3	432%	132.6	27.2	388%
Lartruvo	47.4	—	NM	89.5	—	NM
Olumiant	4.8	—	NM	6.6	—	NM
Portrazza®	2.3	4.0	(43)%	5.9	5.7	3%
Subtotal	1,049.5	428.0	145.2%	1,857.8	753.4	146.6%

Animal Health	784.8	859.8	(9)%	1,554.2	1,614.4	(4)%

Total Revenue	5,824.3	5,404.8	8%	11,052.6	10,269.9	8%

(a) Jardiance includes Glyxambi® and Synjardy® NM – not meaningful Numbers may not add due to rounding

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Selected Established Pharmaceutical Products
Humalog
For the second quarter of 2017, worldwide Humalog revenue decreased 3 percent compared with the second quarter of 2016, to $678.4 million. Revenue in the U.S. decreased 7 percent, to $390.4 million, due to lower realized prices and, to a lesser extent, decreased volume. Revenue outside the U.S. increased 2 percent, to $288.0 million, driven by increased volume and, to a lesser extent, higher realized prices, partially offset by the unfavorable impact of foreign exchange rates.

Cialis
For the second quarter of 2017, worldwide Cialis revenue remained flat at $627.3 million. U.S. revenue of Cialis was $381.0 million in the second quarter, a 1 percent decrease compared with the second quarter of 2016, driven by decreased demand offset almost entirely by higher realized prices. Revenue of Cialis outside the U.S. remained flat at $246.3 million, driven by the unfavorable impact of foreign exchange rates and decreased volume, almost entirely offset by higher realized prices.

Alimta
For the second quarter of 2017, Alimta generated worldwide revenue of $532.9 million, which decreased 12 percent compared with the second quarter of 2016. U.S. revenue of Alimta decreased 6 percent, to $274.3 million, driven by decreased demand due to competitive pressure, partially offset by higher realized prices. Revenue outside the U.S. decreased 18 percent, to $258.6 million, driven by increased competition, lower realized prices, loss of exclusivity in several countries and, to a lesser extent, the unfavorable impact of foreign exchange rates.

Forteo
Second-quarter 2017 worldwide revenue for Forteo was $446.7 million, a 22 percent increase compared with the second quarter of 2016. U.S. revenue increased 34 percent, to $249.8 million, driven by higher realized prices and, to a lesser extent, increased volume. Revenue outside the U.S.

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increased 9 percent, to $196.9 million, driven by increased volume and, to a lesser extent, higher realized prices, partially offset by the unfavorable impact of foreign exchange rates.

Humulin
Worldwide Humulin revenue for the second quarter of 2017 increased 8 percent compared with the second quarter of 2016, to $357.8 million. U.S. revenue increased 11 percent, to $226.5 million, driven by higher realized prices and, to a lesser extent, increased volume. Revenue outside the U.S. increased 3 percent, to $131.3 million, driven by increased volume, partially offset by lower realized prices and, to a lesser extent, the unfavorable impact of foreign exchange rates.

Selected New Pharmaceutical Products
Trulicity
Second-quarter 2017 worldwide Trulicity revenue was $480.2 million. U.S. revenue was $380.9 million, driven by growth in the GLP-1 market and increased share of market for Trulicity. Revenue outside the U.S. was $99.3 million, primarily driven by uptake in Europe and Japan.

Cyramza
For the second quarter of 2017, worldwide Cyramza revenue was $186.3 million, an increase of 27 percent compared with the second quarter of 2016. U.S. revenue was $68.7 million, an increase of 1 percent, driven by higher realized prices, partially offset by decreased demand due to competitive pressure. Revenue outside the U.S. was $117.6 million, an increase of 49 percent, primarily due to strong volume growth in Japan, partially offset by lower realized prices.

Taltz
For the second quarter of 2017, Taltz generated worldwide revenue of $138.7 million. U.S. revenue was $124.4 million, an increase of $36.6 million compared with the first quarter of 2017, reflecting strong launch uptake.

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Jardiance
The company’s worldwide Jardiance revenue during the second quarter of 2017 was $103.2 million, an increase of 157 percent compared with the second quarter of 2016. U.S. revenue increased 157 percent, to $66.8 million, driven by increased share of market for Jardiance and growth in the SGLT2 class. Revenue outside the U.S. was $36.3 million. Jardiance is part of the company’s alliance with Boehringer Ingelheim, and Lilly reports as revenue a portion of Jardiance’s gross margin.

Basaglar
For the second quarter of 2017, Basaglar generated worldwide revenue of $86.6 million. U.S. revenue was $59.5 million, an increase of $37.5 million compared with the first quarter of 2017, reflecting strong launch uptake. Basaglar is part of the company’s alliance with Boehringer Ingelheim, and Lilly reports as revenue total sales, with payments made to Boehringer Ingelheim for its portion of the gross margin reported as cost of sales.

Lartruvo
For the second quarter of 2017, Lartruvo, a treatment in combination with doxorubicin for a subset of adult patients with advanced soft tissue sarcoma, generated worldwide revenue of $47.4 million. U.S. revenue was $39.7 million, an increase of $1.7 million compared with the first quarter of 2017.

Olumiant
For the second quarter of 2017, Olumiant, a treatment for moderate-to-severe rheumatoid arthritis, generated worldwide revenue of $4.8 million.

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Animal Health
In the second quarter of 2017, worldwide animal health revenue totaled $784.8 million, a decrease of 9 percent compared with the second quarter of 2016. Worldwide food animal revenue decreased 14 percent, to $473.0 million, driven by market access pressure and competitive pressure in cattle and swine. Worldwide companion animal revenue increased 1 percent, to $311.8 million, driven by the inclusion of $78.3 million in revenue from the acquisition of Boehringer Ingelheim Vetmedica’s U.S. feline, canine and rabies vaccine portfolio, largely offset by wholesaler buying patterns in the second quarter of 2016 and worldwide competitive pressure. The company expects these pressures to continue, to a lesser extent, for the balance of 2017.

2017 Financial Guidance

The company has revised certain elements of its 2017 financial guidance on a reported basis and on a non-GAAP basis. Earnings per share for 2017 are being decreased to be in the range of $2.51 to $2.61 on a reported basis. Earnings per share for 2017 are being increased to be in the range of $4.10 to $4.20 on a non-GAAP basis.

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	2017 Expectations	% Change from 2016
Earnings per share (reported)	$2.51 to $2.61	(3)% to 1%
Acquired in-process research and development charges related to the acquisition of CoLucid Pharmaceuticals and the collaborations with Nektar Therapeutics and KeyBioscience	.94
Amortization of intangible assets (1)	.44
Asset impairment, restructuring and other special charges, including Novartis Animal Health integration costs	.19
Inventory step-up costs associated with the acquisition of Boehringer Ingelheim Vetmedica’s U.S. feline, canine and rabies vaccines portfolio (1)	.03
Earnings per share (non-GAAP)	$4.10 to $4.20	16% to 19%
(1) Subject to acquisition accounting adjustments
Numbers may not add due to rounding

The company now anticipates 2017 revenue between $22.0 billion and $22.5 billion. Excluding the impact of foreign exchange rates, the company expects revenue growth from new pharmaceutical products including Trulicity, Taltz, Basaglar, Cyramza, Jardiance and Lartruvo, as well as a number of established pharmaceutical products including Trajenta®, Forteo and Humalog.

Gross margin percentage is now expected to be approximately 72.5 percent on a reported basis, and approximately 76.0 percent on a non-GAAP basis.

Marketing, selling and administrative expenses are still expected to be in the range of $6.4 billion to $6.6 billion. Research and development expenses are now expected to be in the range of $5.0 billion to $5.2 billion.

The 2017 tax rate is now expected to be approximately 23.5 percent on a reported basis. The 2017 tax rate is still expected to be approximately 22.0 percent on a non-GAAP basis.

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The following table summarizes the company’s 2017 financial guidance:

2017 Guidance
	Prior	Revised
Revenue	$21.8 to $22.3 billion	$22.0 to $22.5 billion

Gross Margin % of Revenue (reported)	Approx. 73.5%	Approx. 72.5%
Gross Margin % of Revenue (non-GAAP)	Approx. 77.0%	Approx. 76.0%

Marketing, Selling & Administrative	$6.4 to $6.6 billion	Unchanged

Research & Development	$4.9 to $5.1 billion	$5.0 to $5.2 billion

Other Income/(Expense)	$0 to $100 million	Unchanged

Tax Rate (reported)	Approx. 24.5%	Approx. 23.5%
Tax Rate (non-GAAP)	Approx. 22.0%	Unchanged

Earnings per Share (reported)	$2.60 to $2.70	$2.51 to $2.61
Earnings per Share (non-GAAP)	$4.05 to $4.15	$4.10 to $4.20

Capital Expenditures	Approx. $1.2 billion	Approx. $1.1 billion

Non-GAAP adjustments are consistent with the earnings per share table above.

Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the second-quarter 2017 financial results conference call through a link on Lilly’s website at www.lilly.com. The conference call will be held today from 9 a.m. to 10:30 a.m. Eastern time (ET) and will be available for replay via the website.

Lilly is a global healthcare leader that unites caring with discovery to make life better for people around the world. We were founded more than a century ago by a man committed to creating high-quality medicines that meet real needs, and today we remain true to that mission in all our work. Across the globe, Lilly employees work to discover and bring life-changing medicines to those who

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need them, improve the understanding and management of disease, and give back to communities through philanthropy and voluntarism. To learn more about Lilly, please visit us at www.lilly.com and http://newsroom.lilly.com/social-channels. F-LLY

This press release contains management’s current intentions and expectations for the future, all of which are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “estimate”, “project”, “intend”, “expect”, “believe”, “target”, “anticipate” and similar expressions are intended to identify forward-looking statements. Actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees that pipeline products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. The company’s results may also be affected by such factors as the timing of anticipated regulatory approvals and launches of new products; market uptake of recently launched products; competitive developments affecting current products; the expiration of intellectual property protection for certain of the company’s products; the company’s ability to protect and enforce patents and other intellectual property; the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals, including U.S. health care reform; regulatory compliance problems or government investigations; regulatory actions regarding currently marketed products; unexpected safety or efficacy concerns associated with the company’s products; issues with product supply stemming from manufacturing difficulties or disruptions; regulatory changes or other developments; changes in patent law or regulations related to data-package exclusivity; litigation involving current or future products; the extent to which third-party indemnification obligations relating to product liability litigation and similar matters will be performed; unauthorized disclosure of trade secrets or other confidential data stored in the company’s information systems and networks; changes in tax law and regulations; changes in inflation, interest rates, and foreign currency exchange rates; asset impairments and restructuring charges; changes in accounting standards promulgated by the Financial Accounting Standards Board and the Securities and Exchange Commission (SEC); acquisitions and business development transactions and related integration costs; and the impact of exchange rates and global macroeconomic conditions. For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company’s latest Form 10-Q and Form 10-K filed with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date of this release. Except as is required by law, the company expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

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Alimta® (pemetrexed disodium, Lilly)
Basaglar® (insulin glargine injection, Lilly)
Cialis® (tadalafil, Lilly)
Cymbalta® (duloxetine hydrochloride, Lilly)
Cyramza® (ramucirumab, Lilly)
Effient® (prasugrel, Lilly)
Erbitux® (cetuximab, Lilly)
Forteo® (teriparatide of recombinant DNA origin injection, Lilly)
Glyxambi® (empagliflozin/linagliptin, Boehringer Ingelheim)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Humulin® (human insulin of recombinant DNA origin, Lilly)
Jardiance® (empagliflozin, Boehringer Ingelheim)
LartruvoTM (olaratumab, Lilly)
Olumiant® (baricitinib, Lilly)
Portrazza® (necitumumab, Lilly)
Strattera® (atomoxetine hydrochloride, Lilly)

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Synjardy® (empagliflozin/metformin, Boehringer Ingelheim)
Taltz® (ixekizumab, Lilly)
Trajenta® (linagliptin, Boehringer Ingelheim)
Trulicity® (dulaglutide, Lilly)
Zyprexa® (olanzapine, Lilly)

Eli Lilly and Company Employment Information
June 30, 2017            December 31, 2016
Worldwide Employees         41,240             41,975

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Eli Lilly and Company
Operating Results (Unaudited) – REPORTED
(Dollars in millions, except per share data)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2017	2016	% Chg.	2017	2016	% Chg.

Revenue	$5,824.3	$5,404.8	8%	$11,052.6	$10,269.9	8%

Cost of sales	1,551.6	1,465.0	6%	2,879.3	2,788.0	3%
Research and development	1,250.9	1,335.9	(6)%	2,489.2	2,556.9	(3)%
Marketing, selling and administrative	1,707.4	1,622.6	5%	3,252.1	3,096.5	5%
Acquired in-process research and development	—	—	NM	857.6	—	NM
Asset impairment, restructuring and other special charges	50.0	58.0	(14)%	263.9	189.4	39%

Operating income	1,264.4	923.3	37%	1,310.5	1,639.1	(20)%

Net interest income (expense)	(16.7)	(19.7)		(30.7)	(38.9)
Net other income (expense)	12.8	40.9		41.9	(88.9)
Other income (expense)	(3.9)	21.2	NM	11.2	(127.8)	NM

Income before income taxes	1,260.5	944.5	33%	1,321.7	1,511.3	(13)%
Income taxes	252.5	196.8	28%	424.5	323.5	31%

Net income	$1,008.0	$747.7	35%	$897.2	$1,187.8	(24)%

Earnings per share – diluted	$0.95	$0.71	34%	$0.85	$1.12	(24)%

Dividends paid per share	$0.52	$0.51	2%	$1.04	$1.02	2%
Weighted-average shares outstanding (thousands) – diluted	1,057,110	1,060,083		1,057,543	1,061,023
NM – not meaningful

19

Eli Lilly and Company
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)
(Dollars in millions, except per share data)

	Three Months Ended June 30, 2017			Three Months Ended June 30, 2016

	GAAP Reported	Adjustments(c)	Non-GAAP Adjusted(a)	GAAP Reported	Adjustments(d)	Non-GAAP Adjusted(a)

Cost of sales	$1,551.6	$(192.4)	$1,359.2	$1,465.0	$(166.6)	$1,298.4

Operating expenses(b)	2,958.3	(1.8)	2,956.6	2,958.5	(2.0)	2,956.5
Asset impairment, restructuring and other special charges	50.0	(50.0)	—	58.0	(58.0)	—

Income taxes	252.5	74.7	327.2	196.8	65.6	262.3

Net income	1,008.0	169.5	1,177.4	747.7	161.1	908.8

Earnings per share – diluted	0.95	0.16	1.11	0.71	0.15	0.86
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.

(a)
The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company’s non-GAAP measures adjust reported results to exclude amortization of intangibles and items that are typically highly variable, difficult to predict, and/or of a size that could have a substantial impact on the company’s reported operations for a period. The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

20

(b)	Operating expenses include research and development and marketing, selling and administrative expenses.

(c)	Adjustments to certain GAAP reported measures for the three months ended June 30, 2017, include the following:

(Dollars in millions, except per share data)	Amortization(i)	Inventory step-up(ii)	Other specified items(iii)	Total Adjustments
Cost of sales	$(176.3)	$(16.1)	$—	$(192.4)

Operating expenses	(1.8)	—	—	(1.8)
Asset impairment, restructuring and other special charges	—	—	(50.0)	(50.0)

Income taxes	55.4	5.6	13.7	74.7

Net income	122.7	10.5	36.3	169.5

Earnings per share – diluted	0.12	0.01	0.03	0.16
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.

i.	Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.

ii.	Exclude inventory step-up costs associated with the acquisition of Boehringer Ingelheim Vetmedica’s U.S. feline, canine and rabies vaccine portfolio.

iii.	Exclude charges primarily associated with integration costs and asset impairments related to the acquisition and integration of Novartis Animal Health.

21

(d)	Adjustments to certain GAAP reported measures for the three months ended June 30, 2016, include the following:

(Dollars in millions, except per share data)	Amortization(i)	Other specified items(ii)	Total Adjustments
Cost of sales	$(166.6)	$—	$(166.6)

Operating expenses	(2.0)	—	(2.0)
Asset impairment, restructuring and other special charges	—	(58.0)	(58.0)

Income taxes	52.7	12.8	65.6

Net income	115.8	45.2	161.1

Earnings per share – diluted	0.11	0.04	0.15
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.

i.	Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.

ii.	Exclude charges primarily associated with integration and severance costs for Novartis Animal Health.

22

Eli Lilly and Company
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)
(Dollars in millions, except per share data)

	Six Months Ended June 30, 2017			Six Months Ended June 30, 2016

	GAAP Reported	Adjustments(c)	Non-GAAP Adjusted(a)	GAAP Reported	Adjustments(d)	Non-GAAP Adjusted(a)

Cost of sales	$2,879.3	$(377.1)	$2,502.2	$2,788.0	$(337.2)	$2,450.8

Operating expenses(b)	5,741.3	(3.6)	5,737.8	5,653.4	(3.9)	5,649.5
Acquired in-process research and development	857.6	(857.6)	—	—	—	—
Asset impairment, restructuring and other special charges	263.9	(263.9)	—	189.4	(189.4)	—

Other income (expense)	11.2	—	11.2	(127.8)	203.9	76.1

Income taxes	424.5	182.3	606.8	323.5	131.1	454.6

Net income	897.2	1,319.9	2,217.0	1,187.8	603.3	1,791.1

Earnings per share – diluted	0.85	1.25	2.10	1.12	0.57	1.69
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.

(a)
The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company’s non-GAAP measures adjust reported results to exclude amortization of intangibles and items that are typically highly variable, difficult to predict, and/or of a size that could have a substantial impact on the company’s reported operations for a period. The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

23

(b)	Operating expenses include research and development and marketing, selling and administrative expenses.

(c)	Adjustments to certain GAAP reported measures for the six months ended June 30, 2017, include the following:

(Dollars in millions, except per share data)	Amortization(i)	IPR&D(ii)	Inventory step-up(iii)	Other specified items(iv)	Total Adjustments
Cost of sales	$(350.6)	$—	$(26.5)	$—	$(377.1)

Operating expenses	(3.6)	—	—	—	(3.6)
Acquired in-process research and development	—	(857.6)	—	—	(857.6)
Asset impairment, restructuring and other special charges	—	—	—	(263.9)	(263.9)

Income taxes	110.6	—	9.3	62.4	182.3

Net income	243.5	857.6	17.2	201.5	1,319.9

Earnings per share – diluted	0.23	0.81	0.02	0.19	1.25
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.

i.	Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.

ii.
Exclude costs associated with upfront payments for acquired in-process research and development projects acquired in a transaction other than a business combination. These costs are related to the acquisition of CoLucid Pharmaceuticals.

iii.	Exclude inventory step-up costs associated with the acquisition of Boehringer Ingelheim Vetmedica’s U.S. feline, canine and rabies vaccine portfolio.

iv.
Exclude charges related to severance costs incurred as a result of actions taken to reduce the company’s cost structure, as well as integration costs and asset impairments related to the acquisition and integration of Novartis Animal Health.

24

(d)	Adjustments to certain GAAP reported measures for the six months ended June 30, 2016, include the following:

(Dollars in millions, except per share data)	Amortization(i)	Venezuela(ii)	Other specified items(iii)	Total Adjustments
Cost of sales	$(337.2)	$—	$—	$(337.2)

Operating expenses	(3.9)	—	—	(3.9)
Asset impairment, restructuring and other special charges	—	—	(189.4)	(189.4)

Other income (expense)	—	203.9	—	203.9

Income taxes	106.8	—	24.3	131.1

Net income	234.3	203.9	165.1	603.3

Earnings per share – diluted	0.22	0.19	0.16	0.57
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.

i.	Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.

ii.	Exclude charge related to the impact of the Venezuelan financial crisis, including the significant deterioration of the bolivar.

iii.	Exclude charges associated with asset impairments related to the closure of an animal health manufacturing facility in Ireland and integration and severance costs for Novartis Animal Health.

25